Exhibit 5.1

To NXP Semiconductors N.V. (the “Issuer”)

High Tech Campus 60

5656 AG EINDHOVEN

The Netherlands

Date 8 May 2015	J.J.J. Schutte Advocaat
Our ref. M23160024/1/20619499/ffm

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of ordinary shares in the capital of the Issuer

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

I have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1	A copy of the Registration Statement.

3.2	A copy of:

(a)	the Issuer’s deed of incorporation and its articles of association as in force at the time of each issue of Existing Shares, as provided by the Chamber of Commerce (Kamer van Koophandel);

(b)	the Board Regulations;

(c)	the Trade Register Extract; and

(d)	the Shareholders Register.

3.3	A copy of:

(a)	each Corporate Resolution; and

(b)	the Declaration.

I have obtained the following confirmations on the date of this opinion:

3.4	Confirmation by telephone from the Chamber of Commerce that the Trade Register Extract is up to date.

3.5	Confirmation through eeas.europa.eu/cfsp/sanctions/consol-list_en.htm that the Issuer is not included on any Sanctions List.

3.6

(a)	Confirmation by telephone from the court registry of the District Court of the place where the Issuer has its seat, derived from that Court’s Insolvency Register; and

(b)	confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Issuer is not registered as being subject to Insolvency Proceedings.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4	Assumptions

I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

(c)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

4.2	Each Corporate Resolution:

(i)	has been duly adopted and remains in force without modification; and

(ii)	complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

4.3

(a)	The Incorporation Shares have been validly accepted by the subscriber for them.

(b)	The amount to be paid on the Incorporation Shares has been made available to the Issuer in accordance with the Declaration.

4.4

(a)	All Other Existing Shares have been validly accepted by the subscribers for them.

(b)	All Other Existing Shares have been paid in accordance with the relevant Deed of Issue.

4.5

(a)	The issue by the Issuer of the New Shares (or of any rights to acquire New Shares) will have been validly authorised, in accordance with the Issuer’s articles of association at the time of authorisation or of observance or exclusion.

(b)	The New Shares will have been:

(i)	issued in the form and manner prescribed by the articles of association at the time of issue; and

(ii)	otherwise offered, issued and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

(c)	The nominal amount of the Option Shares and any agreed share premium will have been validly paid.

(d)	At the time when the contribution on the Closing Shares will have been made (in accordance with the Deed of Contribution), its value will have been at least equal to the amount to be paid on the Closing Shares and this will have been confirmed by the Description and the Auditor’s Report.

(e)	The contribution to be made on the Closing Shares will have been validly transferred to the Issuer.

4.6

(a)	No ordinary shares in the Issuer’s share capital have been issued other than the Existing Shares pursuant to the Deeds of Issue.

(b)	No new Shares will have been issued other than the New Shares.

(c)	No rights for ordinary shares in the Issuer’s share capital have been or will be granted that made or would make the Issuer’s authorised share capital insufficient to allow for each issue of Shares.

5	Opinion

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4, I am of the following opinion:

5.1	The Existing Shares have been validly issued and are fully paid and nonassessable[1]. When issued, the New Shares will have been validly issued, fully paid and nonassessable[1].

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from (a) rules relating to bankruptcy, suspension of payments or emergency measures, (b) rules relating to foreign insolvency proceedings (including foreign Insolvency Proceedings), (c) other rules regulating conflicts between rights of creditors, or (d) intervention and other measures in relation to financial enterprises or their affiliated entities.

6.2

(a)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(b)	A confirmation from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

7	Reliance

7.1	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any other purpose than the Registration.

7.2	Each person accepting this opinion agrees, in so accepting, that only De Brauw will have any liability in connection with this opinion, that the agreement in this paragraph 7.2 and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and that the Dutch courts will have exclusive jurisdiction to settle any dispute relating to this opinion.

[1]	In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

7.3	The Issuer may:

(a)	file this opinion as an exhibit to the Registration Statement; and

(b)	refer to De Brauw giving this opinion under Exhibit Index 5.1 in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,
De Brauw Blackstone Westbroek N.V.

/S/ J.J.J. Schutte
J.J.J. Schutte

Annex 1 – Definitions

In this opinion:

“Auditor’s Report” means an auditor’s report in respect of the Description as referred to in section 2:94b(1) BW in conjunction with section 2:94a(2) BW.

“Board Regulations” means the board regulations of the Issuer’s board (bestuur) dated 4 August 2010.

“BW” means the Civil Code (Burgerlijk Wetboek).

“Closing Shares” means up to 125,000,000 ordinary shares with a nominal value of EUR 0.20 each in the share capital of the Issuer, to be issued as payment of the portion of the merger consideration as described in the Registration Statement.

“Corporate Resolution” means each of:

(a)	a written resolution of the Issuer’s shareholder dated 2 August 2010;

(b)	the resolutions set out in extracts from the minutes of the Issuer’s general meetings of shareholders held on 5 August 2010;

(c)	four written resolutions of the Issuer’s board of directors (bestuur) dated 4 and 5 August 2010, 2 November 2010 and 20 April 2011; and

(d)	a written resolution of the Issuer’s pricing committee dated 5 August 2010.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Declaration” means the declaration as referred to in Section 2:203a(1)(b) BW from ABN AMRO Bank N.V. in relation to the Issuer’s bank account as per 25 July 2006.

“Deed of Contribution” means a deed of contribution related to the Closing Shares between the Issuer and the other persons named in it.

“Deed of Issue” means each of:

(a)	the deed of issue dated 29 September 2006 between the Issuer and the other persons named in it;

(b)	the deed of issue dated 29 February 2008 between the Issuer and the other persons named in it;

(c)	the deed of issue dated 10 August 2010 between the Issuer and the other persons named in it; and

(d)	the deed of issue dated 2 November 2010 between the Issuer and the other persons named in it.

(e)	the deed of issue dated 4 May 2011 between the Issuer and the other persons named in it.

“Description” means a description as referred to in section 2:94b(1) BW which will be drawn up by the Issuer’s board (bestuur).

“Dutch law” means the law directly applicable in the Netherlands.

“Existing Shares” means the 251,751,500 registered ordinary shares with a nominal value of EUR 0.20, which include the Incorporation Shares.

“Incorporation Shares” means the eighteen (18) shares, at the time with a nominal value of EUR 1,000 each, in the Issuer’s share capital issued at the incorporation of the Issuer.

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Issuer” means NXP Semiconductors N.V., with seat in Eindhoven, the Netherlands.

“New Shares” means each of the Closing Shares and Option Shares.

“Option Shares” means up to 12,500,000 ordinary shares with a nominal value of EUR 0.20 each in the share capital of the Issuer, to be issued in connection with the assumption by the Issuer of the stock options, unvested restricted share units and unvested performance-based restricted share units granted by Freescale Semiconductor Ltd. as described in the Registration Statement.

“Other Existing Shares” means Existing Shares other than the Incorporation Shares.

“Registration” means the registration of the Existing Shares and the New Shares with the SEC under the Securities Act.

“Registration Statement” means the registration statement on form F-4 dated 8 May 2015 (Registration No. 333- 203192) in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Register” means the Issuer’s shareholders register.

“Shares” means the ordinary shares in the Issuer’s share capital.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 8 May 2015.